                                                  Exhibit 99.B4b

                        [LOGO OF AMERICAN NATIONAL]

                      AMERICAN NATIONAL INSURANCE COMPANY
                        A STOCK LIFE INSURANCE COMPANY

                         Home Office: One Moody Plaza

                            Galveston, Texas 77550

AMERICAN NATIONAL INSURANCE COMPANY ("We, Us, Our") will pay payments subject to the provisions of the policy. We issue the policy in consideration of the application.

ENTIRE CONTRACT: The entire contract between policyholder and Us consists of:

1.  the policy;
2.  the application, a copy of which is attached and made a part of the policy;
    and
3.  all amendments and endorsements which are attached.

Statements made in the application are considered representations and not warranties, except in the case of fraud. No statement will void the policy or be used in defense of a claim unless made in the application.

MODIFICATIONS AND AUTHORITY: No agent has authority to change the policy or waive any of its provisions. Our president, vice president or secretary must authorize any change in the policy. All changes must be made in writing and endorsed by an authorized person.

JURISDICTION: The policy is subject to the laws of the jurisdiction where it is issued. If any provision of the policy is contrary to any law to which it is subject, such provision is amended to conform to the minimum standards of such law.

LEGAL ACTIONS: No action at law or in equity shall be brought to recover on this policy prior to the expiration of 60 days after written proof of loss has been furnished in accordance with this policy. No such action will be brought after the expiration of three years after written proof of loss is required to be furnished.

CERTIFICATES: We will issue an individual Certificate describing the benefits under the policy.

CONFORMITY TO LAW: Any provision of the policy which, on Date of Issue, is in conflict with the laws of the state in which the policy was delivered or issued for delivery, is considered amended to conform to the applicable requirements of such state.

NON-PARTICIPATION: We will not pay any dividends on the policy. The policy does not share in Our surplus.

TERMINATION OF POLICY: We have the right to end the policy at any time by giving written notice to the policyholder at least sixty (60) days in advance of such action. The policyholder may request the policy be cancelled at any time by giving Us written notice at least sixty (60) days in advance of such requested action.

CERTIFICATE PROVISIONS MADE PART OF THE POLICY: The remainder of the policy consists of provisions shown in the certificate. The provisions described in the CERTIFICATE PROVISIONS are part of the policy. Riders and amendments, if any, adding or changing the provisions of the certificate are also made part of the policy.

Signed for Us at Galveston, Texas, on the date of issue.



               SECRETARY                                      PRESIDENT
     /s/ [ILLEGIBLE]^^                     /s/ [ILLEGIBLE] ^^

          GROUP FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY.
                               NONPARTICIPATING